EXHIBIT 99.2

Contact:	Marina Norville
212-640-2832 marina.h.norville@aexp.com

AMERICAN EXPRESS COMPANY ELECTS
SAM PALMISANO TO BOARD OF DIRECTORS

NEW YORK, February 21, 2013 – American Express Company today announced that Samuel J. Palmisano has been elected to its board of directors.

Mr. Palmisano was chairman, president and chief executive officer of IBM from 2003 to 2011. He was chairman of the board from January through September 2012 and continued as senior adviser to IBM until his retirement last December. Under his leadership, IBM achieved record financial performance, transformed itself into a globally integrated enterprise and introduced its Smarter Planet agenda.

Mr. Palmisano began his career with IBM in 1973 in Baltimore, Maryland.  In a 39-year career with the company, he held leadership positions that included senior vice president and group executive of the Personal Systems Group, senior vice president and group executive of IBM Global Services, senior vice president and group executive of Enterprise Systems, and president and chief operating officer.

“Sam led one of the world’s best known and most respected companies during an unprecedented period of change and helped IBM to shape many of the trends that are transforming the world of technology and commerce,” said Kenneth I. Chenault, chairman and chief executive officer, American Express.  “We are very pleased to welcome a distinguished leader whose business expertise and leadership experience will be a valuable asset to our company and our board of directors.”

Mr. Palmisano is a member of the board of directors of Exxon Mobil Corporation.

Mr. Palmisano is a graduate of The Johns Hopkins University. Among his many business accomplishments, Mr. Palmisano was awarded an Honorary Degree of Doctor of Humane Letters from Johns Hopkins University in 2012 and from Rensselaer Polytechnic Institute in 2005. In 2006, he was awarded an Honorary Fellowship from the London Business School. Mr. Palmisano has received a number of business awards, including the Atlantic Council’s Distinguished Business Leadership Award in 2009 and the inaugural Deming Cup, presented in 2010 by the W. Edwards Deming Center for Quality, Productivity and Competitiveness at Columbia Business School. He is also an elected member of the American Academy of Arts and Sciences and served as co-chair of the Council on Competitiveness’s National Innovation Initiative.

The appointment of Mr. Palmisano to the American Express Company Board of Directors is effective March 1, 2013.

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About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/companies/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products and services:  charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, business travel, and corporate card